FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENTS

Between

SWAN CAPITAL MANAGEMENT, LLC

and

SWAN GLOBAL MANAGEMENT, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENTS is made and entered into as of May 24, 2016, by and between Swan Global Management, LLC, a Puerto Rico limited liability company located at 10 Palmas Drive, Suite 3, Palmas Del Mar, Humacao, PR 00791 (the “Sub-Adviser”), and Swan Capital Management, LLC, a Colorado limited liability company located at 277 E. Third Ave, A, Durango, CO 81301 (the “Adviser”).

WHEREAS, the parties previously entered into an Investment Sub-Advisory Agreements between Sub-Adviser and the Adviser, dated as of November 19, 2014 (the “Agreements”);

WHEREAS, the Agreement continues in effect with respect to the Swan Defined Risk Fund and Swan Defined Risk Emerging Markets Fund (the “Funds”) from year to year; provided, such continuance is approved at least annually before November 19th (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreements in order to align its annual renewal with the investment advisory agreements between the Adviser and Northern Lights Fund Trust III;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreements is hereby amended to require annual approval to occur before July 30th each year, beginning in 2017.
2.	The parties acknowledge and agree that all provisions of the Agreements remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

SWAN CAPITAL MANAGEMENT, LLC

By: _/s/ Randy Swan__________________

Name: Randy Swan

Title:

SWAN GLOBAL MANAGEMENT, LLC

By:_/s/ Randy Swan

Name: Randy Swan

Title: